EXHIBIT 99.1

illumin Announces Substantial Issuer Bid and Provides Second Quarter Guidance

Announces Intention to Voluntarily Delist from Nasdaq

TORONTO and NEW YORK, July 26, 2023 (GLOBE NEWSWIRE) -- illumin Holdings Inc. (TSX:ILLM, Nasdaq:ILLM) (“illumin” or the “Corporation”) today announces its launch of a substantial issuer bid and intention to delist from The Nasdaq Stock Market (“Nasdaq"). As a result of the fact that the substantial issuer bid will be outstanding following the end of the fiscal quarter ending June 30, 2023 but prior to the public release of the financial results for that period, the Corporation is also providing guidance with respect to its second quarter financial results. These financial results are scheduled to be released on August 10, 2023.

Substantial Issuer Bid

The Corporation’s board of directors has authorized a substantial issuer bid (the “Offer”) to purchase for cancellation up to 15,810,276 of its common shares (“Shares”) for an aggregate purchase price not to exceed Cdn$40,000,000. The Offer commences on July 27, 2023 and will expire at 5:00 p.m. (Eastern Time) on August 30, 2023, unless extended or withdrawn.

The Offer is being made by way of a “Dutch Auction”, allowing shareholders who choose to participate in the Offer to individually select the price, within a price range of not less than Cdn$2.53 per Share and not more than Cdn$2.65 per Share (in increments of Cdn$0.01 per Share), at which they will tender their Shares to the Offer. Upon expiry of the Offer, illumin will determine the lowest purchase price (which will not be more than Cdn$2.65 per Share and not less than Cdn$2.53 per Share) that will allow it to purchase the maximum number of Shares properly tendered to the Offer, and not properly withdrawn, having an aggregate purchase price not exceeding Cdn$40,000,000.

Shareholders who wish to participate in the Offer will be able to do so through: (i) an auction tender, in which they will specify the number of Shares being tendered at a specific price per Share; or (ii) a purchase price tender, in which they will agree to have a specified number of Shares purchased at the purchase price to be determined pursuant to the auction and have their Shares considered as having been tendered at the minimum price of Cdn$2.53 for the purposes of determining the purchase price. Shareholders who validly deposit Shares without specifying the method in which they are tendering their Shares will be deemed to have made a purchase price tender, understanding that those Shares will be considered to have been tendered at the minimum price of Cdn$2.53 per Share.

All Shares tendered at or below the finally determined purchase price will be purchased, subject to proration and “odd lot” priority, at the same purchase price determined pursuant to the terms of the Offer. Shares that are not purchased, including Shares tendered pursuant to auction tenders at prices above the purchase price, will be returned to shareholders.

The Offer is not conditional on receipt of financing or upon any minimum number of Shares being tendered, but it is subject to certain other conditions. A complete description of the terms and conditions of the Offer will be contained in the offer to purchase, the issuer bid circular, and related documents. illumin intends to fund any purchases of Shares pursuant to the Offer from cash on hand.

The Corporation has engaged Canaccord Genuity Corp. (“Canaccord Genuity”) and Canaccord Genuity LLC to act as dealer managers (the “Dealer Managers”) for the Offer and TSX Trust Company to act as depositary (the “Depositary”). Any questions or requests for information regarding the Offer may also be directed to the Dealer Managers or the Depositary. The Corporation has also engaged Canaccord Genuity to act as financial advisor and has obtained a liquidity opinion from Canaccord Genuity to be included in the Offer documents, which will be made available under the Corporation’s SEDAR+ profile at www.sedarplus.com, and on United States Securities and Exchange Commission (the “SEC”) at www.sec.gov.

The Board of Directors of illumin has approved the Offer; however, none of illumin, its Board of Directors, the Dealer Managers or the Depositary makes any recommendation to shareholders as to whether to tender or refrain from tendering any or all of their Shares pursuant to the Offer, whether shareholders should elect an auction tender or a purchase price tender or the purchase price or prices at which shareholders may choose to tender Shares.

This news release is for informational purposes only and is not intended to and does not constitute an offer to purchase or the solicitation of an offer to sell illumin’s Shares. The solicitation and the Offer will be made only pursuant to Offer documents filed with securities regulatory authorities. On July 27, 2023, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by illumin with the SEC, and a separate issuer bid circular, letter of transmittal and related documents will be filed by illumin with Canadian securities regulatory authorities. The Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction.

SHAREHOLDERS ARE STRONGLY URGED TO CAREFULLY READ THE TENDER OFFER STATEMENT REGARDING THE OFFER, OFFER TO PURCHASE, ISSUER BID CIRCULAR, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS FILED WITH SECURITIES REGULATORY AUTHORITIES, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain free copies of the offer to purchase, issuer bid circular, the letter of transmittal and related documents filed with the SEC at the website maintained by the SEC at www.sec.gov or with Canadian securities regulatory authorities under the Corporation’s SEDAR+ profile at www.sedarplus.com, (in each case, when available). Shareholders may also obtain those materials from TSX Trust Company, the depositary for the Offer. Shareholders are urged to read those materials and evaluate carefully all information related to the Offer, consult their own financial, legal, investment and tax advisors and make their own decisions as to whether to deposit Shares pursuant to the Offer and, if so, how many Shares to deposit and at what price.

Intention to Voluntarily Delist from Nasdaq

The Corporation has re-evaluated the continued benefits and costs of its listing on Nasdaq and has concluded that it is appropriate to delist from Nasdaq as soon as practical following the expiry of the Offer.

The reasons for this decision include the relatively high insurance, accounting, legal and compliance costs that are associated with a continued U.S. stock exchange listing, and the fact that the Corporation has not attracted a significant number of long-term U.S. institutional shareholders through its Nasdaq listing. It is also relevant that the Corporation does not have any plans to raise additional capital, which a U.S. listing could facilitate, in the short to medium-term.

While this decision to delist from Nasdaq is not conditional on the making or the success of the Offer, the Offer provides U.S. Shareholders with an opportunity for liquidity at a premium well in advance of such delisting from Nasdaq. In the event that the Corporation delists from Nasdaq, the Corporation’s Shares will continue to trade on the Toronto Stock Exchange.

Fiscal Q2 Guidance

Since the Offer will be outstanding, in part, after the end of the Corporation’s fiscal quarter for the three and six months ending June 30, 2023, but before the release of the financial results and accompanying management discussion and analysis for that period, the Corporation is providing guidance with respect to its financial results for Q2 2023.

The Corporation expects that its financial results for the three months ending June 30, 2023 will reflect revenue of approximately $33 million, including approximately $5.4 million of revenue from the Corporation’s illumin self-service line of business, Adjusted EBITDA of approximately $20,000, and net loss of approximately $6 million.

In addition, as at June 30, 2023, the Corporation expects to report total cash and cash equivalents of approximately $66 million, and no outstanding debt.

The guidance provided herein is subject to change prior to the finalization of the Corporation’s financial statements and accompanying management’s discussion and analysis for the three and six months ending June 30, 2023. The Corporation is scheduled to release its unaudited interim financial statements and accompanying management discussion and analysis for the three and six months ending June 30, 2023 on August 10, 2023, which is prior to the expiry of the Offer on August 30, 2023.

Non-IFRS Measures

This news release makes reference to certain non-IFRS measures. These measures are not recognized measures under IFRS, do not have a standardized meaning prescribed by IFRS, and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those IFRS measures by providing further understanding of our results of operations from management’s perspective. Accordingly, these measures should not be considered in isolation nor as a substitute for analysis of our financial information reported under IFRS. We use non-IFRS measures including “Adjusted EBITDA” (as well as other measures discussed elsewhere in this news release).

The term “Adjusted EBITDA” refers to net income (loss) after adjusting for finance costs, impairment loss, fair value gain, income taxes, foreign exchange gain (loss), depreciation and amortization, share-based compensation, acquisition and related integration costs, severance expenses and adjustments to the carrying value of investment tax credits receivable. The Corporation believes that Adjusted EBITDA is useful supplemental information as it provides an indication of the results generated by the Corporation’s main business activities before taking into consideration how those activities are financed and taxed and also prior to taking into consideration depreciation of property and equipment and certain other items listed above. It is a key measure used by the Corporation’s management and board of directors to understand and evaluate the Corporation’s operating performance, to prepare annual budgets and to help develop operating plans.

These non-IFRS measures are used to provide investors with supplemental measures of our operating performance and thus highlight trends in our business that may not otherwise be apparent when relying solely on IFRS measures. We believe that securities analysts, investors, and other interested parties frequently use non-IFRS measures in the evaluation of issuers, and that these non-IFRS measures in particular are relevant to their analysis of the Corporation.

About illumin
illumin is a journey advertising platform that enables marketers to reach consumers at every stage of their journey by leveraging advanced machine learning algorithms and real-time data analytics. The Corporation’s mission is to illuminate the path for brands to connect with their customers through the power of data-driven advertising. Headquartered in Toronto, Canada, illumin serves clients across North America, Latin America, and Europe.

Forward-looking information

This news release contains forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include: terms of the Offer, including price range and number of the Shares illumin may purchase under the Offer; timing for launch and completion of the Offer; sources and availability of funding for the Offer and the intention to delist from Nasdaq. Certain forward-looking statements may relate to the Corporation’s future financial outlook, financial position, anticipated events, results and the Corporation’s strategy with respect to the illumin platform. Forward-looking statements involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to, the risks that illumin will be unable to realize its business plans and strategic objectives; the risks associated with the advertisement industry generally; the impact of Share price volatility on the Offer; receipt of regulatory approvals for the Offer documents; satisfaction of conditions associated with the Offer, including the impact of Share price volatility on completing the Offer; risk that the Offer will not be completed on the terms described in this news release (including the price range and number of Shares illumin may purchase under the Offer) or at all; changes in general economic conditions, including as a result of a pandemic, inflation and the ongoing conflict in Ukraine; and other risks and uncertainties and potential events and the inherent uncertainty of forward-looking statements.

Many factors could cause the Corporation’s actual financial results, level of activity, performance or achievements or future events or developments to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the factors discussed in the "Risk Factors" section of the Corporation's Annual Information Form or the fiscal year ended December 31, 2022 (the "AIF") and the Corporation's latest Management Discussion and Analysis (the “MD&A”). Shareholders are urged to review the factors and risks described in the reports the Corporation will file from time to time with the SEC and on the Corporation’s SEDAR+ profile at www.sedarplus.com.

Although illumin believes such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as required by law, illumin undertakes no obligation to update or revise any forward-looking statements.

For further information, please contact

Daniel Gordon Investor Relations Manager illumin 416-218-9888 investors@illumin.com	Babak Pedram Investor Relations – Canada Virtus Advisory Group Inc. 416-646-6779 bpedram@virtusadvisory.com	David Hanover Investor Relations – U.S. KCSA Strategic Communications 212-896-1220 dhanover@kcsa.com